Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, Section 30(f) of the Investment Company Act, and the regulations of the Securities and Exchange Commission thereunder require the Company's officers and directors and direct or indirect beneficial owners of more than 10% of the Company's Common Stock, as well as Davis-Dinsmore, its directors and officers and certain of its other affiliated persons (collectively, "Reporting Persons"), to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Reporting Persons are required to furnish the Company with copies of all Section 16(a) forms they file.

   Based solely on its review of the copies of such forms received by it and written representations, the Company believes that all filing requirements applicable to the Reporting Persons have been complied with during the fiscal year ended September 30, 1996, except that (i) Davis-Dinsmore did not file a Form 3 upon commencement of its activities as investment adviser to the Company in June 1986 and did not separately report on Form 4s 2,000 shares of the Company it purchased in 1987 or 1,000 shares of the Company it purchased in 1994, as well as additional shares acquired upon reinvestment of dividends and distributions, until November 19, 1996 when it filed a Form 5 (which was 5 days late), and Mrs. Jean Dinsmore did not file a Form 3 in June, 1986 as a result of her position as a director of Davis-Dinsmore and did not separately report on Form 4, 231 shares of the Company she purchased in 1988, as well as additional shares acquired upon reinvestment of dividends and distributions, until November 11, 1996 when she filed a Form 3 and November 13, 1996 when she filed a Form 5, although in each case all such shares had previously been reported on Section 16(a) forms that had been filed by Mr. Ronald Dinsmore (now deceased), who at such dates was the primary owner of Davis-Dinsmore and the husband of Mrs. Jean Dinsmore; (ii) Mrs. Sally Finnican, who was appointed a director of Davis-Dinsmore on September 26, 1996, filed a Form 3 one month late; and (iii) Mr. H. Tucker Lake, who purchased an aggregate of 559 shares of the Company in June 1996, filed a Form 4 two days late.